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                         [CABOT MICROELECTRONICS LOGO]

                                                                    Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

                                      CONTACT:
                                      Martin M. Ellen
                                      Vice President and Chief Financial Officer
                                      Cabot Microelectronics Corporation
                                      630/375-6631


                         CABOT MICROELECTRONICS UPDATES
                     ITS FISCAL SECOND QUARTER 2001 OUTLOOK


AURORA, IL, March 12, 2001 -- Cabot Microelectronics Corporation (Nasdaq: CCMP), the leading supplier of chemical mechanical planarization (CMP) slurries, today updated its outlook for its financial performance for the second fiscal quarter of 2001.

"Over the past several weeks, many of our customers and peers in our industry have publicly revised their expectations of their financial performance for the current quarter and year. We are commenting on our outlook for the fiscal second quarter to provide our perspective of the state of our industry and business," stated Dr. Matthew Neville, Cabot Microelectronics' president and CEO.

"On January 29, we indicated that the effects of the weakening economy, chip inventory increases in our customers' end market applications, and lower demand for our customers' end market products were expected to have a short-term effect on our business. Along with our customers and peers, we are now experiencing these effects. During February and continuing into March we have seen a drop in wafer starts, which appears most pronounced at semiconductor foundry manufacturers. This is attributed to high chip inventory levels and a slower inventory burn in our customers' end market applications, which is compounded by the overall economic slowdown. Thus, we, like other companies in our industry, are experiencing a slowdown in customer orders, and we are updating our outlook for the fiscal second quarter of 2001.

"Today we are announcing that we expect our second quarter revenue to be up by about 40% - 45% from last year's second quarter pro forma revenues of $39.0 million, but down from very strong first quarter 2001 revenues of $68.6 million, by about 15% - 20%. On January 29th, our business model assumed that our customers' excess inventories would work down over one to two quarters, the economy would improve in the second half of 2001, and that the

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industry would continue the pace of its move into advanced integrated circuit
(IC) device manufacturing. The industry continues to move rapidly into more advanced IC device manufacturing technology at a pace consistent with our business model. We believe we will be able to achieve fiscal 2001 revenue growth in excess of 50% and earnings that range from 16% to 18% of revenues, consistent with our guidance on January 29th, assuming that our customers' end market chip inventory burns off to normal levels and the overall economy improves.

 "We remain confident of Cabot Microelectronics' long-term prospects, in spite of the current challenges," Neville continued. "Chemical mechanical planarization (CMP), which is critical to the manufacture of advanced IC devices, continues to be the fastest growing sector of the semiconductor industry. Our customers continue to move toward smaller feature sizes, more layers, and larger wafers, and are ramping new materials and processes, such as copper damascene. All of these advances drive the use of more CMP consumables.

"With our newly announced iCue(TM) copper CMP technology and the strength of the rest of our innovative product lines, we believe we are well positioned to achieve our long-term growth prospects. For example, one of the technology leaders in the industry recently has made a multi-year commitment to use our copper technology in the production of its advanced chips. We also have the potential of providing additional growth through expansion of our customer base in pad, rigid disk and magnetic head polishing technologies. We will continue our planned investments in research and development to maintain our industry technology leadership position and will appropriately monitor our capacity investments and operating costs in line with our growth expectations," concluded Neville.

Notwithstanding the foregoing announcement, it continues to be Cabot Microelectronics' regular policy not to provide periodic financial guidance updates or to comment upon financial analysts' estimates.


ABOUT CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics, headquartered in Aurora, Illinois, USA, is the world leader in the development and supply of high-performance polishing slurries used for chemical mechanical planarization (CMP), a process that enables the manufacture of the most advanced integrated circuit (IC) devices and hard disk drive components. Cabot Microelectronics' global network of facilities encompasses corporate headquarters, a state-of-the-art research and technology center, and manufacturing plants in Aurora; manufacturing plants in the United Kingdom, Japan and the United States; and regional sales, technical applications and support offices strategically located throughout the world. The Company reported fiscal 2000 revenues of $180 million. For more information please visit the Cabot Microelectronics web site at www.cabotcmp.com or call 1-630-499-2600.



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SAFE HARBOR STATEMENT

This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth, growth of this market, new product introductions and development of new products and technologies by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission
(SEC), that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, see "Risks Related to our Business" in Management's Discussion and Analysis in our annual report on Form 10-K for the fiscal year ended September 30, 2000 filed with the SEC, and in our quarterly report on Form 10-Q for the quarter ended December 31, 2000. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.


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